Exhibit 99.1

New Jersey Mining Releases President’s Letter to Shareholders

COEUR D'ALENE, Idaho, November 3, 2015 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) today distributed the following Letter to Shareholders from NJMC President John Swallow:

Dear Fellow Shareholders,

We are firm believers that a great company can be built during difficult times. And while we have no control over the price of gold or the timing of the marketplace turn-around, we believe that having a newly developed mine, a recently operating mill, and district scale exploration potential provide a nice level of optionality for our shareholders.

As part of our base building and focus on cash flow, we intend to exercise our recently acquired Option within the next few weeks, securing ownership of the Golden Chest Mine and greater control of our own destiny, embracing the opportunities and the challenges that come with it.

Juniper and Small Mine Development did a great job of developing the mine, leaving a high-quality platform for us to build upon, including a tremendous amount of data and knowledge and an area of potential ore already blocked out.

The road ahead... We are evaluating three possible paths. With the addition of the Golden Chest Mine to our New Jersey Mill asset base, we could obviously go into “care and maintenance” mode until market conditions improve. Or we could bring in a partner and joint venture the advancement of the mine. However, our preferred path is to evaluate the possibility of going into small-scale production ourselves, and that process is currently underway.

It is a challenging time for everyone in our industry. However, our focus on cash flow from the mill and on building an asset base with minimal dilution has actually provided us with opportunity. Regardless of our path forward, as fellow shareholders, we will continue to creatively leverage our strengths and build value – at the Golden Chest and elsewhere.  As always, we thank you for your support.

Sincerely,

John Swallow

President

New Jersey Mining Company

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho where it built and is the majority-owner and operator of a fully-permitted, recently upgraded, 360-tonne per day flotation mill and concentrate leach plant. The Company is manager and 47.88-percent owner of Golden Chest LLC, which owns the Golden Chest Mine, an historic lode gold producer on patented claims near Murray, Idaho. The Company’s common stock trades on the OTC Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that management’s intentions may change, the risk that the mine plan changes due to rising costs or other operational details, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814